Exhibit 99.1

Universal Travel Group Appoints Chief Operating Officer and New Board Members

SHENZHEN, China , Feb. 7, 2012 /PRNewswire-Asia-FirstCall/ -- Universal Travel Group (NYSE: UTA) ("Universal Travel Group" or the "Company"), a leading travel services provider in China offering package tours, air ticketing, and hotel reservation services online and via customer service representatives, today announced that it has appointed Mr. Jun Liu as Chief Operating Officer of the Company. Ms. Moling Shang and Mr. Jun Liu have been appointed to the Board of Directors.

Mr. Jun Liu has nearly 20 years of experience working in the travel industry. Mr. Liu joined Universal Travel Group in November 2009 and served as Universal Travel's Deputy General Manager. He began his career in the hotel industry in 1988 working at the Beijing Likang Hotel. From 1993 through 2004, Mr. Liu served as General Manager of Beijing Likang Hotel as well as General Manager of Beijing Likang Travel Agency from 1997 through 2004. During his tenure, the revenue of Beijing Likang Travel agency more than doubled. In 2004, Mr. Liu established Beijing Hongtai International Travel agency where he served as General Manager. Mr. Liu graduated from the Party School of Beijing Municipal Party Committee of Economic Management.

Ms. Moling Shang has served during her career in several jobs in the communications division of the Central Committee of the Communist Party of China (CPC). From 1984 through 1996, Ms. Shang was the Chief of the Propaganda Department in the Information Bureau of the CPC's Central Committee. From 1996 to 1999, Ms. Shang served in numerous positions including Associate Director of News Agency for China Central Television and her previous role as the Chief of Propaganda. Following her successful completion of her previous roles, Ms. Shang was appointed Deputy Chief of Propaganda in the Organization Department of the CPC Central Committee where she was responsible for the Three Represents campaign from 1999 through 2002. From 2002 to 2010, she served as Deputy Chief of the Information Bureau of the CPC Central Committee. Ms. Shang graduated from the Branch School of Peking University.

About Universal Travel Group

Universal Travel Group Inc. (NYSE: UTA) is a leading China-based travel services provider, focusing on the domestic tourism market for leisure and corporate travel and offering packaged tours, air ticketing, and hotel reservation services. The Company targets geographic expansion in underpenetrated travel markets in central and western China; and it has established a second operation base in Chongqing. With the Chinese disposal income continuing to rise driving demand for domestic leisure services, the Company continues to benefit and dominate packaged tour businesses. The Company operates multi-channels sales with 24 hour call centers, online website, owned and franchised sales offices and various wholesale channels. For more information, please visit Universal Travel Group's website at us.cnutg.com

For investor and media inquiries, please contact:

Mr. Jing XIE, Secretary of Board & Interim Chief Financial Officer
Universal Travel Group Inc.
Tel: 86-755-86319549,
Fax: 86-755-86319348,
06@cnutg.com
Website: us.cnutg.com

Christensen
Kimberly Minarovich
Tel: +1 212 618 1978
Kminarovich@ChristensenIR.com

Christian Arnell
Tel: +86 10-5826-4939
carnell@ChristensenIR.com